Exhibit 10.1

FOURTH AMENDMENT TO STANDARD OFFICE LEASE

THIS    FOURTH    AMENDMENT    TO    STANDARD    OFFICE    LEASE    (this    “Fourth Amendment”) is dated 3/11/2022 (the “Amendment Date”), and made by ALTURAS SIETE I, LLC, an Idaho limited liability company (“Landlord”), and CASTLE BIOSCIENCES, INC., a Delaware corporation (“Tenant”), and amends that certain Standard Office Lease dated October 5, 2015 (the “Original Lease”), as previously amended by that certain First Amendment to Lease dated December 4, 2018 (the “First Amendment”), that certain Second Amendment to Standard Office Lease dated December 16, 2019 (the “Second Amendment”), and that certain Third Amendment to Standard Office Lease dated November 29, 2021 (the “Third Amendment”, and together the Original Lease, the First Amendment, the Second Amendment, and the Third Amendment are referred to collectively as the “Lease”), between Landlord and Tenant, for the lease of those certain premises that consist of approximately 11,916 rentable square feet known as Suites 125, 130 and 160 (the “Existing Premises”) in the building located at 3737 North 7th Street, Phoenix, Arizona 85014 (the “Building”), as follows:

1.EXPANSION PREMISES. Commencing on the date of substantial completion of the Expansion Improvements (as defined below) (the “Expansion Commencement Date”), the Premises shall be expanded to include Suite 170 of the Building, consisting of approximately 5,904 rentable square feet, as depicted on the space plan attached hereto as Exhibit A (the “Expansion Premises”). On and after the Expansion Commencement Date, the Premises shall be deemed to include both the Existing Premises and the Expansion Premises, for a total of approximately 17,820 rentable square feet. Any occupancy of the Expansion Premises by Tenant prior to the Expansion Commencement Date shall be subject to all terms and conditions of the Lease; provided that Tenant shall not be obligated to pay Basic Rental with respect to the Expansion Premises prior to the Expansion Commencement Date.

2.EXTENSION OF TERM. The Term is extended such that the Expiration Date shall be the last day of the one hundred twenty ninth (129th) month following the Expansion Commencement Date.

3.BASIC RENTAL. Prior to the Expansion Commencement Date, Basic Rental shall remain as set forth in the Lease. Commencing on the Expansion Commencement Date, Basic Rental shall be as set forth in the table below:

Period	Annual Basic Rental Per Rentable Square Foot	Monthly Basic Rental
Expansion Commencement Date through 2/28/23	$21.00	$31,185.00
3/1/23 - 2/29/24	$21.50	$31,927.50
3/1/24 - 2/28/25	$22.00	$32,670.00
3/1/25 - 2/28/26	$22.50	$33,412.50
3/1/26 - 2/28/27	$23.00	$34,155.00
3/1/27 - 2/29/28	$23.50	$34,897.50
3/1/28 - 2/28/29	$24.00	$35,640.00
3/1/29 - 2/28/30	$24.50	$36,382.50
3/1/30 - 2/28/31	$25.00	$37,125.00
3/1/31 - 2/29/32	$25.50	$37,867.50
3/1/32 - 2/28/33	$26.00	$38,610.00
3/1/33 through Expiration Date	$26.50	$39,352.50

Tenant also shall be responsible for and shall pay all applicable rental tax. All such amounts shall be paid concurrently with Monthly Basic Rental.

4.TENANT’S PROPORTIONATE SHARE. Commencing on the Expansion Commencement Date, Tenant’s Proportionate Share shall increase to 30.76% (calculated based on the Premises containing 17,820 rentable square feet and the Building containing 57,933 rentable square feet).

5.PARKING RIGHTS. Commencing on the Expansion Commencement Date, and subject to the terms of the Lease, Tenant shall have the right to utilize parking at a ratio of up to 3.67:1000 (i.e., 65 total parking spaces). Five (5) of such parking spaces shall be covered, reserved parking spaces at no additional charge.

6.CONDITION OF EXPANSION PREMISES; EXPANSION IMPROVEMENTS.

6.1Construction Drawings; Permit. As soon as reasonably practicable following mutual execution and delivery of this Fourth Amendment, Tenant shall cause Tenant’s architect to prepare construction documents for the tenant improvements to the Expansion Premises (the “Expansion Improvements”) based upon the specifications attached hereto as Exhibit B. Tenant shall then forward the construction documents to Landlord for Landlord’s approval. The construction documents, as approved by Landlord and Tenant, shall be referred to herein as the “Approved Construction Documents”. Landlord’s approval of the Approved Construction Documents shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. Tenant shall apply for a building permit for the Expansion Improvements using the Approved Construction Documents (the “Permit”). Notwithstanding anything to the contrary, if Tenant has not obtained and delivered the Permit to Landlord by July 31, 2022, then the Expansion Commencement Date shall be adjusted by Landlord to be the date that the Expansion Commencement Date would have occurred had Tenant obtained and delivered the Permit to Landlord by July 31, 2022.

6.2Expansion Improvements. Landlord, at its sole expense, agrees to construct the Expansion Improvements in accordance with the Approved Construction Drawings and the Permit; provided, however, Tenant shall be responsible for all costs of the Expansion Improvements that exceed fifteen dollars and no cents ($15.00) per rentable square foot of the Expansion Premises (which amount is $88,560.00) (the “Expansion Improvement Allowance”). Landlord’s construction of the Expansion Improvements shall be under the same terms and conditions as set forth in Sections 2 through 6, inclusive of Exhibit D (Work Letter) to the Original Lease. Tenant shall pay all costs that exceed the Expansion Improvement Allowance on demand as Additional Rent. Subject to Landlord’s receipt of the Permit, Landlord shall proceed with and complete the construction of the Expansion Improvements. After the Expansion Commencement Date, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of the Expansion Premises and satisfactory completion of the Expansion Improvements, in the form of Exhibit C attached to this Fourth Amendment. The failure of Tenant to take possession of the Expansion Premises shall not serve to relieve Tenant of its obligations arising on the Expansion Commencement Date or delay the payment of rent by Tenant. Delay by Landlord in delivering possession of the Expansion Premises or completing the Expansion Improvements shall not make Landlord liable for any damages arising therefrom.

6.3Tenant Change Orders. If Tenant shall desire any changes to the Expansion Improvements, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the Expansion Improvements that Tenant may request and that Landlord may agree to, shall be at Tenant’s sole cost and expense and if Landlord requests, shall be paid to Landlord upon demand and before execution of the change order.

6.4Tenant’s Acknowledgement. Tenant acknowledges, represents and agrees to the following: (a) Tenant shall be responsible for making its own inspection and investigation of the Expansion Premises, (b) Tenant shall be responsible for investigating and establishing the suitability of the Expansion Premises for Tenant’s intended use thereof, and (c) except as set forth in this Fourth Amendment, Tenant is leasing the Expansion Premises “AS IS” based on its own inspection and investigation and not in reliance on any statement, representation, inducement or agreement of Landlord. By taking possession of the Expansion Premises, Tenant shall be deemed to have accepted the Expansion Premises as being in satisfactory condition and completed in accordance with any requirements of Landlord set forth herein.

7.REAL ESTATE BROKERAGE. Tenant represents that it has not had dealings with any real estate broker, finder, or other person with respect to this Fourth Amendment, other than Cushman & Wakefield, who represents Landlord (the “Broker”), and that Tenant is not represented by a real estate broker, finder or other person with respect to this Fourth Amendment. Landlord shall pay the Broker a commission with respect to this Fourth Amendment pursuant to a separate agreement. If any other person shall assert a claim to a finder’s fee, brokerage commission or other compensation on account of alleged employment as a finder or broker or for performance of services as a finder or broker in connection with this transaction, the party under whom the finder or broker is claiming shall indemnify, defend, and hold harmless the other party for, from and against any and all obligations, debts, covenants, conditions, representations, costs, and liabilities and any and all demands, causes of action, and claims, of every type, kind, nature or character, direct or indirect, known or unknown, absolute or contingent, determined or speculative, at law, in equity or otherwise, including attorneys’ fees and litigation and court costs, in connection with such claim or any action or proceeding brought on such claim.

8.CONDITION OF EXISTING PREMISES. Except as set forth in this Fourth Amendment, Tenant is in possession of and has accepted the Existing Premises and Tenant acknowledges that all work to be performed by Landlord in the Existing Premises as required by the terms of the Lease has been satisfactorily completed.

9.EXISTING CLAIMS. Tenant represents and warrants that there are no existing claims or causes of action against Landlord arising out of the Lease, either currently or that would exist with the giving of notice or with the passage of time, nor are there any existing defenses that Tenant has against the enforcement of the Lease by Landlord. Similarly, Landlord represents and warrants that there are no existing claims or causes of action against Tenant arising out of the Lease, either currently or that would exist with the giving of notice or with the passage of time, nor are there any existing defenses that Landlord has against the enforcement of the Lease by Tenant.

10.MISCELLANEOUS. Except as set forth in this Fourth Amendment, the Lease shall continue in full force and effect. This Fourth Amendment supersedes and replaces all previous terms in the Lease that may conflict with the terms in this Fourth Amendment. Capitalized terms used in this Fourth Amendment without definition will have the meaning stated in the Lease. This Fourth Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Fourth Amendment delivered by DocuSign, facsimile or scanned .pdf and emailed signatures, or any combination thereof, shall be deemed to have the same legal effect as delivery of an original signed copy of this Fourth Amendment. The warranties contained in this Fourth Amendment are made and given in addition to, and not in lieu of, any other warranties made in the Lease.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment on the Amendment Date.

LANDLORD:

ALTURAS SIETE I, LLC,
an Idaho limited liability company

	By:	Alturas Capital Partners, LLC,
a Delaware limited liability company
	Its:	Manager

	By:	/s/ Travis Barney
	Print Name:	Travis Barney
	Title:	Manager

TENANT:

CASTLE BIOSCIENCES, INC.,
a Delaware corporation

By:	/s/ Derek Maetzold
Print Name:	Derek Maetzold
Title:	President and CEO

By:	/s/ Frank Stokes
Print Name:	Frank Stokes
Title:	Chief Financial Officer

EXHIBIT A
Space Plan of Expansion Premises

EXHIBIT B
Specifications for Expansion Improvements

EXHIBIT C
Letter of Acceptance